Exhibit 5.18

December 20, 2019

Local Entities defined below

c/o StoneMor Partners L.P.

3600 Horizon Boulevard

Trevose, PA 19053

Ladies and Gentlemen:

We have acted as special counsel in the State of Rhode Island to Osiris Holding of Rhode Island LLC, a Rhode Island limited liability company, and to Osiris Holding of Rhode Island Subsidiary, Inc., a Rhode Island corporation (collectively, the “Local Entities” and each a “Local Entity”), each of which is a wholly-owned direct or indirect subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (“Cornerstone Co.” and together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including the Local Entities (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $392,768,073 aggregate principal amount of their 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “New Notes”) being registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $392,768,073 aggregate principal amount of the Issuers’ outstanding 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of June 27, 2019 (the “Indenture”), among the Issuers, the Guarantors, the initial purchasers party thereto and Wilmington Trust, National Association, as trustee.

In rendering our opinions hereinafter set forth, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a) the Indenture,

362 Broadway	One Church Green	www.brcsm.com
Providence, RI 02909	PO Box 488
401.453.2300	Taunton, MA 02780
508.822.0178

Osiris Holding of Rhode Island LLC and

Osiris Holding of Rhode Island Subsidiary, Inc.

December 20, 2019

(b) the Notes;

(c) the Master Secretary’s Certificate, dated of even date herewith (the “Secretary’s Certificate”);

(d) the Articles of Organization and Operating Agreement of Osiris Holding of Rhode Island LLC and the Articles of Incorporation and the Bylaws of Osiris Holding of Rhode Island Subsidiary, Inc., as certified pursuant to the Secretary’s Certificate;

(e) the Unanimous Written Consent dated June 26, 2019 of the Board of Directors of StoneMor GP LLC, General Partner of StoneMor Partners L.P., and All of the Boards of Directors, Managers and Governors of StoneMor Partners L.P.’s Direct and Indirect Subsidiaries pertaining to the Indenture and other matters as more particularly set forth therein, as certified pursuant to the Secretary’s Certificate;

(f) the good standing certificates for the Local Entities from the Rhode Island Secretary of State dated December 12, 2019 (the “Good Standing Certificates”); and

(g) such other documents as we considered appropriate as a basis for the opinions set forth below.

We also reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents, and the correctness of all statements of fact contained in the documents examined. We have not performed any independent investigation other than the document examination described above.

We have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to the Local Entities, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have been declared effective by the Commission and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Osiris Holding of Rhode Island LLC and

Osiris Holding of Rhode Island Subsidiary, Inc.

December 20, 2019

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on the Secretary’s Certificate. With respect to our opinion in paragraph 1 below as to the valid existence and good standing of the Local Entities, we have relied exclusively on the Good Standing Certificates.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1. Each Local Entity is validly existing and in good standing under the laws of the State of Rhode Island.

2. As of the date of the Indenture, Osiris Holding of Rhode Island LLC had all limited liability company power and capacity to execute and deliver the Indenture, and as of the date hereof Osiris Holding of Rhode Island LLC has all limited liability company power and capacity to perform its obligations thereunder.

3. As of the date of the Indenture, Osiris Holding of Rhode Island Subsidiary, Inc. had all corporate power and capacity to execute and deliver the Indenture, and as of the date hereof Osiris Holding of Rhode Island Subsidiary, Inc. has all corporate power and capacity to perform its obligations thereunder.

4. All necessary action has been taken on the part of the Local Entities to authorize the execution and delivery of the Indenture and the performance by the Local Entities of their respective obligations thereunder (including their respective Guarantees as provided therein).

5. The Indenture has been duly executed and delivered by the Local Entities to the extent that execution and delivery are governed by the laws of the State of Rhode Island.

The opinions expressed herein are limited in all respects to the statutes, rules, regulations adopted by the State of Rhode Island and the decisions of Rhode Island state courts, and we are expressing no opinion as to the effect of the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign.

The opinions expressed herein are given as of the date hereof. We assume no obligation to update or supplement the opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. The opinions are strictly limited to the matters stated herein and no other or more extensive opinions are intended, implied or to be inferred beyond the matters expressly stated herein.

We understand that Duane Morris LLP may rely on this opinion in connection with its opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement.

Osiris Holding of Rhode Island LLC and

Osiris Holding of Rhode Island Subsidiary, Inc.

December 20, 2019

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

Brennan, Recupero, Cascione, Scungio & McAllister, LLP

By	/s/ Thomas S. Hemmendinger, Of Counsel
Thomas S. Hemmendinger, Of Counsel

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